CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated November 29, 2022, relating to the financial statements and financial highlights of Pinnacle Multi-Strategy Core Fund (formerly known as Pinnacle Sherman Multi-Strategy Core Fund), a series of Northern Lights Fund Trust III, for the year ended September 30, 2022, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Policies and Procedures for Dislcosure of Portfolio Holdings” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ COHEN & COMPANY, LTD.

COHEN & COMPANY, LTD.

Cleveland, Ohio

May 18, 2023